UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2007

THE STRIDE RITE CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	1-4404	04-1399290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Spring Street, Lexington, MA 02420

(Address of Principal Executive Offices) (Zip Code)

(617) 824-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2007, The Stride Rite Corporation., a Massachusetts Corporation (“Stride Rite”) announced that it has entered into an Agreement and Plan of Merger, dated as of May 22, 2007 (the “Merger Agreement”) among Stride Rite, the Payless ShoeSource, Inc., a Delaware Corporation (“Payless”), and San Jose Acquisition Corp., a wholly owned indirect subsidiary of Payless (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Stride Rite, with Stride Rite continuing as the surviving corporation and becoming a wholly-owned subsidiary of Payless (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.25 per share, of Stride Rite (other than shares owned by Payless or Merger Sub), will be cancelled and converted into the right to receive $20.50 in cash, representing an aggregate consideration of approximately $800 million plus the assumption of Stride Rite debt.

The consummation of the transactions contemplated by the Merger Agreement is subject to certain closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, absence of government restraints, absence of any material adverse effect on Stride Rite subsequent to the signing of the Merger Agreement and other customary conditions. The Merger Agreement contains customary representations, warranties and covenants by Payless and Stride Rite. Stride Rite has also agreed not to solicit or engage in discussions with third parties regarding other proposals to acquire Stride Rite, subject to specified exceptions. The Merger Agreement also includes termination provisions for both Stride Rite and Payless. In connection with the termination of the Merger Agreement under specified circumstances involving another proposal to acquire Stride Rite or a change in the recommendation by Stride Rite’s Board of Directors of the transaction to Stride Rite’s stockholders, Stride Rite may be required to pay Payless a termination fee of $23 million.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

Item 3.03. Material Modification to Rights of Security Holders.

On May 22, 2007, Stride Rite entered into an Amendment No. 1 to Rights Agreement, by and between Computershare Trust Company, N.A., a national banking association (the “Rights Agent”) and Stride Rite (the “Amendment”). The Amendment amends the terms of that certain Rights Agreement, dated as of March 13, 2007, by and between Stride Rite and the Rights Agent (the “Rights Agreement”). The Amendment was entered into in order to ensure that the Merger Agreement, the consummation of the Merger or any other transaction contemplated by the Merger Agreement and the public announcement of any of the foregoing actions does not trigger the distribution and/or exercise of the Rights (as defined in the Rights Agreement). The Amendment provides that, among other things, (i) neither Payless nor Merger Sub, nor any of their affiliates will be or become an Acquiring Person, a Beneficial Owner or a Principal Party (each as defined in the Rights Agreement) as a result of, among other things, the execution and delivery of the Merger Agreement, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or by public announcement of any of the foregoing actions (ii) no Stock Acquisition Date (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement) will occur as a result of, among other things, the execution and delivery of the Merger Agreement, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or by public announcement of any of the foregoing actions; and (iii) the Rights will expire immediately prior to the Effective Time (as defined in the Merger Agreement).

A copy of the Amendment is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2007, the Compensation Committee of Stride Rite (the “Compensation Committee”) approved the cancellation of the restricted stock awards granted on January 18, 2007 to each named executive officer of Stride Rite, to be effective upon the closing of the proposed Merger. In lieu of such grants, the Committee authorized a retention bonus to each executive payable on the earlier of (i) January 31, 2008 if the executive remains continuously employed with Stride Rite through such date, or (ii) the date of termination of employment if the executive is terminated without cause by Stride Rite or resigns for good reason between the closing date of the proposed merger and January 31, 2008. Mr. Chamberlain, Stride Rite’s Chief Executive Officer, voluntarily waived his rights to receive this retention bonus. The amounts of retention bonuses that may be payable to the named executive officers are set forth below:

David M. Chamberlain	None
Richard T. Thornton	$254,200
Pamela J. Salkovitz	$220,375
R. Shawn Neville	$202,950
Richard Woodworth	$202,950

On May 22, 2007, the Compensation Committee also approved amendments to the Change of Control Employment Agreements currently in place between Stride Rite and each of the named executive officers of Stride Rite. The amendment requires a six-month delay to the payment of severance to the named executive officer to the extent required by Section 409A of the Internal Revenue Code to avoid the imposition of the 20 percent excise tax. If a six-month delay is required, Stride Rite has agreed, upon each executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

A copy of the form of amendment to the Change of Control Employment Agreement is attached as Exhibit 10.2 to this report and is incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of amendment to the Change of Control Employment Agreement.

About Payless ShoeSource, Stride Rite, and Forward Looking Statements

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the Western Hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the fourth quarter 2006, the company operated a total of 4,572 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com.

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Grasshoppers, Robeez, Munchkin, Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on its website--www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, and www.hind.com.

This communication contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite Corporation’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Companies’ 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. The Companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.

Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’ Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.

Item 9.01. Financial Statements and Exhibits.

Number	Description

2.1	Agreement and Plan of Merger, dated as of May 22, 2007, by and among The Stride Rite Corporation, Payless ShoeSource, Inc. and San Jose Acquisition Corp., a wholly-owned subsidiary of Payless ShoeSource, Inc.

10.1	Amendment No. 1 to Rights Agreement, dated as of May 22, 2007, by and between Computershare Trust Company, N.A., a national banking association and The Stride Rite Corporation.

10.2	Form of Amendment to Change of Control Employment Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE STRIDE RITE CORPORATION

Date: May 23, 2007

By: /s/ Frank A. Caruso

        Name: Frank A. Caruso

        Title: Chief Financial Officer